Exhibit 5.3





                               September 30, 1997


Union Bankshares, Ltd.
1825 Lawrence, Suite 444
Denver, Colorado 80202


Gentlemen:

     At your request, we have examined the Union Bankshares, Ltd. Profit Sharing 401(k) Plan (Effective Date October 1, 1993) executed on September 30, 1993 (the "Plan"), along with the Determination Letter from the Internal Revenue Service (the "IRS") dated May 4, 1994, relating to the qualification of the Plan under
Section 401 of the Internal Revenue Code OF 1986, as amended (the "Code").

     We have also examined the following amendments to the Plan which were adopted subsequent to the issuance of the above-described Determination Letter:

             Model Amendment effective January 1, 1993
             Model Amendment effective January 1, 1994
             Model Amendment effective December 12, 1994
             Model Amendment effective January 1, 1995
             First Amendment to the Adoption Agreement dated November 10, 1994 Second Amendment to the Adoption Agreement dated December 6, 1996 Third Amendment to the Adoption Agreement dated January 27, 1997

(These amendments are collectively referred to as "the Amendments"). In addition, we have examined such provisions of the Employee Retirement Income Security Act of 1994 ("ERISA"), the Code and regulations issued thereunder and other rulings as we have deemed appropriate.

     Based on the foregoing, it is our opinion that the amended provisions of the Plan, as set forth in the Amendments, comply with the applicable requirements of ERISA pertaining to such Amendments and that the Amendments do not adversely affect the Plan's qualification under Section 401 of the Code. Our opinion is limited to and covers only the compliance of the Amendments with the applicable requirements of ERISA. We offer no opinion as to any other


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Union Bankshares, Ltd.
September 30, 1997
Page 2

matters including but not limited to the proper administration of the Plan in accordance with the terms of the Plan and ERISA.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on form S-8. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules promulgated thereunder.

                                             Very truly yours,

                                             /s/ Davis, Graham & Stubbs LLP

                                             DAVIS, GRAHAM & STUBBS LLP